Confidential Treatment Requested by Paringa Resources Limited Pursuant to 17 C.F.R. § 200.83
This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.

Exhibit 8.1
List of Subsidiaries

Name	Jurisdiction of Organization	Ownership Percentage
Hartshorne Coal Mining Pty Ltd	Australia	100%
HCM Resources Pty Ltd	Australia	100%
Hartshorne Holdings, LLC	Delaware	100%
Hartshorne Mining Group, LLC	Delaware	100%
Hartshorne Mining, LLC	Delaware	100%
Hartshorne Land, LLC	Delaware	100%
HCM Operations, LLC	Delaware	100%